Exhibit 5.2

Faegre Drinker Biddle & Reath LLP 1144 15th Street, Suite 3400 Denver, Colorado 80202 +1 303 607 3500 main +1 303 607 3600 fax

March 22, 2023

Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, CO 80634

Ladies and Gentlemen:

We have acted as local Minnesota counsel to Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of (i) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), (ii) shares of preferred stock of the Company, par value $0.01 per share, which may be convertible into or exchangeable for Common Stock or other securities of the Company (the “Preferred Stock”), (iii) debt securities consisting of debentures, notes or other evidences of indebtedness representing unsecured obligations of the Company, which may be convertible into Common Stock or other securities of the Company (the “Debt Securities”), (iv) guarantees of the debt securities (the “Guarantees”) by any of Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry LLC, Gold’n Plump Farms, LLC, and JFC LLC (the “Guarantors”), (vi) warrants of the Company (the “Warrants”), and (vii) units of the Company consisting of one or more of the securities described in clauses (i) through (vi) above (the “Units” and, collectively with the Common Stock, the Preferred Stock, the Debt Securities, the Guarantees and the Warrants, the “Securities”). The Securities that are being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on an immediate, continuous, or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. Gold’n Plump Poultry LLC, Gold’n Plump Farms, LLC, and JFC LLC are collectively known as the “Minnesota Guarantors” and each a “Minnesota Guarantor.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Any series of Debt Securities and any related Guarantees are to be issued pursuant to an Indenture (the “Indenture”), among the Company, the Guarantors and Regions Bank, as trustee (the “Trustee”), substantially in the form filed as Exhibit 4.1 to the Registration Statement, with appropriate insertions, and duly qualified under the Trust Indenture Act of 1939, as amended.

For purposes of rendering the opinions set forth below, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i) the Registration Statement, including the base prospectus set forth therein;

(ii) the form of Indenture;

(iii) the articles of organization of each Minnesota Guarantor, as certified by the Minnesota Secretary of State as of December 15, 2022 (collectively, the “Articles of Organization”), the operating agreement of each Minnesota Guarantor (collectively, the “Operating Agreements”), and the resolutions of the sole member of each Minnesota Guarantor authorizing the Guarantees and the filing of the Registration Statement, together with a certificate of the Secretary or an Assistant Secretary of each Minnesota Guarantor dated the date hereof certifying as to, among other things, such documents and the incumbency of officers of such Minnesota Guarantor (collectively, the “Secretary’s Certificates”); and

(iv) a good standing certificate for each Minnesota Guarantor dated as of the date hereof from the Secretary of State of the State of Minnesota (collectively, the “Good Standing Certificates”).

For purposes of this opinion letter, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, agreements, instruments, and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate.

Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, we are of the opinion that:

(1) Each Minnesota Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Minnesota.

(2) Each Minnesota Guarantor has the limited liability company power to execute and deliver the Indenture and to perform its obligations thereunder (including the guarantee by such Minnesota Guarantor of any Debt Securities issued thereunder).

(3) With respect to any Guarantees of a series of Debt Securities, when (i) a prospectus supplement and any other offering material with respect to such series of Debt Securities and the related Guarantees have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder; (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained; (iii) the specific terms of such series of Debt Securities and related Guarantees have been established in accordance with the Indenture; (iv) the appropriate limited liability company action has been taken by each applicable Minnesota Guarantor to authorize the issuance and the terms of such Guarantee by such Minnesota Guarantor and related matters, to authorize the execution and delivery of the Indenture and, if applicable, to authorize the execution and delivery of a supplement to the Indenture with respect to such series of Debt Securities and Guarantees; (v) the Indenture and, if applicable, a supplement to the Indenture with respect to such series of Debt Securities and any related Guarantees have been duly executed and delivered by the Company, each applicable Minnesota Guarantor and the Trustee; and (vi) the Guarantees have been duly executed and delivered by each applicable Minnesota Guarantor and authenticated by the Trustee pursuant to the Indenture and delivered to the persons entitled thereto upon payment of the agreed-upon consideration therefor in accordance with any relevant agreements and such limited liability company action, then, upon the happening of such events, the Minnesota Guarantors will have taken all of the limited liability company action required to create the Guarantees.

ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS

In rendering the foregoing opinions, we wish to advise you of the following additional assumptions, qualifications, and exceptions to which such opinions are subject:

A. We have relied solely on the Good Standing Certificates as to the opinion set forth in paragraph (1) above, and we have assumed that no act triggering dissolution of any Minnesota Guarantor has occurred that is not reflected in such certificates. As to the accuracy of all relevant factual matters, we have relied on the assumptions set forth herein and the statements and information set forth in the Secretary’s Certificates, in each case without independent verification thereof or other investigation; provided, however, that our Primary Lawyers have no Actual Knowledge concerning the factual matters upon which reliance is placed that would render such reliance unreasonable. For purposes hereof, the term “Primary Lawyers” means lawyers in this firm who have given substantive legal attention to representation of the Minnesota Guarantors in connection with this matter, and the term “Actual Knowledge” means the conscious awareness by such Primary Lawyers at the time this opinion letter is delivered of facts or other information without any other investigation.

B. This opinion letter is limited to the laws of the State of Minnesota, and we express no opinion as to the effect of any other laws.

C. We have assumed without investigation, the following: (i) natural persons who are involved on behalf of the Minnesota Guarantors have sufficient legal capacity to enter into and perform the transactions contemplated by the Indenture and to carry out their role in such transactions; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (iii) documents reviewed by us, including the Indenture, would be enforced as written; (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, agreements, instruments and certificates we have reviewed; and (v) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

D. The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) each Minnesota Guarantor will remain duly organized and validly existing under the laws of the State of Minnesota, (c) at the time the Indenture and any Guarantees are authorized, issued, executed, authenticated or delivered (as the case may be), (i) there will not have occurred any change in applicable law or in the Articles of Organization or the Operating Agreements affecting the authorization, issuance, execution, authentication, delivery or validity of such Guarantees or the Indenture, and (ii) no relevant limited liability company actions will have been modified or rescinded, (d) none of the particular terms of the Indenture or any Guarantees established after the date hereof will violate, or be void or voidable under, any applicable law, (e) neither the authorization, issuance, execution, authentication or delivery of the Indenture or any Guarantees, nor the compliance by the Minnesota Guarantors with the terms of the Indenture or such Guarantees, will result in a violation of or default under any agreement or instrument then binding upon such Minnesota Guarantor or any order of any court or governmental body having jurisdiction over such Minnesota Guarantor then in effect, (f) the Trustee has, and will continue to have, all requisite power and authority to execute and deliver the Indenture, and the Indenture will be duly authorized by all requisite action by the Trustee, will be duly executed and delivered by the Trustee and will be valid, binding and enforceable against the Trustee in accordance with its terms, and (g) the Guarantees will be issued in accordance with, and in compliance with any limitations on issuance contained in, the limited liability company action related thereto.

E. This opinion letter has been prepared for use in connection with the filing by the Company of the Registration Statement on the date hereof and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing, including any changes in laws or the interpretation thereof, or any changes in facts, subsequent to the delivery of this opinion letter. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Guarantors, the Indenture or the Securities.

F. The opinions expressed above do not address any of the following legal issues: (i) compliance with fiduciary duty and conflict of interest requirements; and (ii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus forming a part of the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. We hereby also consent to the reliance on this opinion by White & Case LLP solely for purposes of the opinion it proposes to deliver to you in connection with the Registration Statement.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Jeffrey A. Sherman
Jeffrey A. Sherman, Partner

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